Exhibit 10.23
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (this “Agreement”) is entered into as of July 7, 2023 by and between John Chesser (“Executive”) and Talen Energy Corporation, a Delaware limited liability Corporation (the “Company,” and collectively with its direct and indirect subsidiaries, the “Company Group”). Executive and the Company Group are referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive and the Company entered into an employment offer letter, dated January 9, 2017, as amended on November 4, 2021 and April 23, 2022 (collectively, the “Offer Letter”), pursuant to which Executive was employed most recently as Chief Financial Officer of the Company and certain subsidiaries of the Company;
WHEREAS, Executive and the Company entered into a Non-Competition, Non-Solicitation and Confidentiality Agreement, dated December 14, 2017 (the “Non-Competition Agreement”);
WHEREAS, Executive is serving as a director or manager on the Board of Directors/Managers of certain subsidiaries of the Company;
WHEREAS, Talen Energy Supply, LLC adopted a key employee incentive plan, as approved by the United States Bankruptcy Court for the Southern District of Texas pursuant to the Order Approving Debtors’ Key Employee Incentive Program, entered on August 15, 2022 [Docket No. 1071] (the “Key Employee Incentive Plan”), pursuant to which Executive was granted certain KEIP Awards (as defined therein);
WHEREAS, Executive and Talen Energy Supply, LLC and its subsidiaries entered into: (i) a Talen Retention Bonus Award letter, dated November 4, 2021 (the “Retention Bonus Award”), (ii) an Amended and Restated Talen Retention Bonus Award letter, dated April 22, 2022 (the “Amended Retention Bonus Award”), and (iii) a Changes to Short Term Incentive Program Awards letter, dated April 22, 2022 (the “STI Award”) (collectively, with the Retention Bonus Award and Amended Retention Bonus Award, the “Award Agreements”);
WHEREAS, terms used and not defined herein have the meanings set forth in the Offer Letter; and
WHEREAS, the Parties wish to enter into this Agreement to memorialize their agreement with respect to resolving all claims relating to, and arising from, Executive’s employment and the termination without Cause of Executive’s employment with the Company Group, effective July 7, 2023 (the “Separation Date”).
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.    Separation from Employment. The Parties agree that Executive’s employment with the Company Group was terminated by the Company without Cause, effective as of the

Separation Date. As of the Separation Date, Executive: (i) no longer has an employment relationship with the Company Group or any other Company Party (as defined below); (ii) to the extent applicable, Executive is deemed to have been resigned from any other positions as an officer, director, or manager of the Company Group or, as applicable, any other Company Party; and (iii) no longer serves on any committees of the Company Group or any Company Party. To the extent applicable, Executive agrees to execute any necessary documentation presented by the Company Group to effectuate all such resignations and/or removals from such offices and/or positions held by Executive. Executive agrees that, after the Separation Date, Executive shall not represent himself as being an employee, officer, principal, partner, agent, or representative of the Company Group for any purpose, and shall have no authority to enter into any agreements, incur any costs, or take any action that would otherwise bind the Company Group or any Company Parties on behalf of the Company Group.
2.Accrued Benefits. Regardless of whether or not Executive signs this Agreement, Executive will receive the following: (i) his accrued and unpaid Base Salary and accrued and unused vacation through the Separation Date; (ii) reimbursement of any unreimbursed and substantiated expenses incurred through the Separation Date; and (iii) Executive’s accrued and vested benefits under the terms of the applicable employee retirement, welfare, and fringe benefit plans and programs in which he is a participant immediately prior to the Separation Date, including but not limited to the Key Employee Incentive Plan (collectively, the “Accrued Benefits”). The Company will pay Executive’s reasonable professional fees and expenses incurred to negotiate and prepare this Agreement. For the avoidance of doubt, (A) Executive’s Second Bonus Installment (as defined in the Amended Retention Bonus Award) shall be deemed vested and not subject to clawback by the Company Group, (B) the STI Award is fully vested and not subject to clawback by the Company Group, and (C) Executive remains entitled to a pro-rata portion of the KEIP Award (or, if applicable, the full portion of the KEIP Award with respect to the Asset Sale Metric) for the second quarter 2023 Performance Period in accordance with Section 5.2 of the Key Employee Incentive Plan.
3.Severance Payment and Benefits. In consideration for and provided that Executive (i) timely executes and returns this Agreement, signed by him, in the manner described in Section 26 of this Agreement; (ii) does not exercise his revocation right, discussed in Section 9 of this Agreement; and (iii) abides by his commitments set forth in this Agreement, including but not limited to his continuing obligations under Sections 1, 2 and 3 of the Non-Competition Agreement, then Executive shall receive the following payments and benefits, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits to which he otherwise might be entitled:
(a)Severance payments to Executive in a total amount equal to the sum of: (x) twelve (12) months’ worth of Executive’s Base Salary for the year of the Separation Date (equal to $529,162.50), (y) Executive’s Target Bonus for the Bonus Year in which termination occurs (equal to $529,162.50 for the year of 2023), and (z) $15,000 for financial advisory services, which is to be paid in a single lump sum payment that is to be paid on the Effective Date of this Agreement (as defined in Section 26 below), less any applicable withholdings and deductions;

(b)In consideration of Executive substantial contributions to the Company, a special cash bonus in the lump sum amount of $100,000.00, to be paid on the Effective Date, less any applicable withholdings and deductions; and
(c)If Executive elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company Group shall reimburse Executive for 12 months of such coverage as specified in the Offer Letter (collectively, Sections 3(a)-(c) herein, the “Severance Payment and Benefits”).
4.[Reserved]
5.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company Group and any other Company Party (as defined below) and Executive has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Executive is owed and has been owed by the Company Group and any other Company Party as of the date that Executive executes this Agreement (the “Signing Date”), including all payments arising out of all Award Agreements, the Offer Letter, any incentive plans, and any other bonus arrangements, in each case (x) to the extent required under the various agreements that Executive entered into with the Company Group and any other Company Party and (y) subject to the payments and rights contemplated in Sections 2 and 3 above. For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to any of the Severance Payment and Benefits described in Section 3 above (or any portions thereof) but for Executive’s entry into this Agreement.
6.Release of Liability and Claims.
(a)In consideration of Executive’s receipt of the Severance Payment and Benefits (and any portion thereof), Executive hereby forever releases, discharges, and acquits the Company Group, its affiliates, and each of the foregoing entities’ respective past, present, and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, employees, agents, attorneys, heirs, predecessors, successors, and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties” or any one, individually, a “Company Party”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state, or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended, the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any retention, change in control, bonus, or severance plan or policy of any Company Party or any retention, change in control, bonus, or severance-related agreement that Executive may have or have had with any Company Party other than the rights described herein; (iv) any and all rights, benefits, or claims Executive may have under any employment contract (including the Offer Letter), any equity-based compensation plan or arrangement, any incentive compensation plan or other bonus arrangements, any limited liability company agreements, and any other agreement; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). In no event shall the Released Claims include
(a)any claim that first arises after the Signing Date, (b) any claim or right Executive may have under this Agreement, (c) any claim for indemnification, including pursuant to the Indemnification Agreement entered into by the Parties on May 17, 2023 (the “Indemnification Agreement”), and any claim pursuant to directors and officers liability insurance, (d) any claim to vested benefits under an employee benefit plan governed by ERISA, or (e) any claim to recovery to which Executive may be entitled pursuant to any applicable workers’ compensation and unemployment insurance laws. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by him pursuant to Section 3 above, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or other federal, state, or local governmental agency or commission or comparable state or local agency (collectively “Governmental Agencies” and each a “Governmental Agency”), reporting in good faith a possible violation of law to a Government Agency under such agency’s applicable whistleblower program, or participating in or cooperating with any investigation or proceeding conducted by a Government Agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of a Government Agency proceeding or subsequent legal actions.
7.Representations. Executive represents and warrants that, as of the date he signs this Agreement, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim. The Company Group represents that it is not currently aware of any facts or circumstances that may constitute or otherwise form the basis for a Cause termination under the Offer Letter.
8.Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)Executive has carefully read this Agreement and has had sufficient time (and at least twenty-one (21) days) to consider this Agreement before the execution and delivery to the Company Group;
(b)Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;
(c)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily, and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement;
(d)The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;
(e)Executive would not otherwise have been entitled to the Severance Payment and Benefits described in Section 3 above, or any portion thereof, but for Executive’s agreement to be bound by the terms of this Agreement; and
(f)No Company Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
9.Revocation Right. Notwithstanding the initial effectiveness of this Agreement upon the Signing Date, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Executive executes this Agreement (such seven (7) day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by Andrew Wright, Chief Administrative Officer, at the address (or e-mail address) set forth in Section 26 below, such that it is received by Mr. Wright no later than 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period. In the event Executive exercises his revocation right as set forth herein, the Agreement shall be null and void and Executive will not be entitled to receive the Severance Payment and Benefits set forth in Section 3 above.
10.Third Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s release of claims and representations in this Agreement.
11.Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Offer Letter and hereunder.
12.Withholding of Taxes and Other Deductions. Executive acknowledges that the Company Group shall withhold from the Severance Payment and Benefits (referred to in Section 3) all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling. Executive shall satisfy all of his tax obligations arising from his receipt of the payments and benefits set forth herein, and shall indemnify and hold harmless the Company Group and the other Company Parties for any costs, expenses or liabilities arising from his failure to do so.
13.Return of Property. Executive expressly represents and warrants that he has returned to the Company Group all property belonging to the Company Group or any other Company Party, including all computer files, electronically stored information, and other materials provided to him by the Company Group or any other Company Party in the course of Executive’s employment with the Company and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.
14.Further Assurances. By signing this Agreement, Executive expressly acknowledges the enforceability, and continued effectiveness of Sections 1 (relating to the confidentiality and non-disclosure of Confidential Information), 2 (relating to Executive’s noncompetition and non-solicitation covenants) and 3 (relating to the ownership of intellectual property) of the Non-Competition Agreement and promises to abide by those terms of the NonCompetition Agreement. Executive acknowledges and understands that his receipt of the Severance Payment and Benefits set forth in Section 3 above is conditioned on Executive’s continuing compliance with the commitments contained in the Non-Competition Agreement.
15.Permitted Reporting. Nothing in this Agreement shall affect Executive’s rights to engage in activity protected by Section 7 of the National Labor Relations Act, and notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such Governmental Agency so long as Executive timely provides notice to the Company Group of such inquiry or legal process and provides the Company Group with the opportunity to seek relief that would prevent or limit such disclosure (and so long as Executive only discloses the minimum amount of information as required to be disclosed by such inquiry or legal process, after giving effect to the Company Group’s efforts to prevent or limit such disclosure); (iii) testifying, participating, or otherwise assisting in any action or proceeding by any such Governmental Agency relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal.
16.Non-Disparagement. Executive agrees to refrain from, directly or indirectly, making any statements, whether or not such statement legally constitutes libel or slander in any form (or permitting any statements to be reported as being attributed to him), including but not limited to on social media, the Internet, or any other medium, that are critical, disparaging, or derogatory about, or which injure or reasonably could injure the reputation of, the Company Group or any other Company Party. Nothing in this Section 16 will prevent Executive from making any statements required by law or compelled by legal process, and nothing herein shall affect Executive’s rights to engage in activity protected by Section 7 of the National Labor Relations Act. The Company Group agrees to provide a verbal instruction to members of the Company’s Board of Directors and Executive’s direct reports at the time of the Separation Date, as of the Effective Date of this Agreement (as defined in Section 26 below), not to directly or indirectly make any statements, whether or not such statement legally constitutes libel or slander, in any form (or permitting any statements to be reported as being attributed to him), including but not limited to on social media, the Internet, or any other medium, that are critical, disparaging or derogatory about, or which injure or reasonably could injure the reputation of Executive.
17.Cooperation.
(a) Executive agrees that he shall, in good faith, provide full and continued cooperation to the Company, its directors, officers, agents, partners, employees, and/or legal counsel, as necessary or appropriate, including, without limitation: (i) to respond truthfully to any inquiries that may arise with respect to matters that Executive was responsible for or involved with during his employment with the Company, including but not limited to assisting the Company with any reasonably requested transition-related Company business with respect to matters that Executive was responsible for or involved with during Executive’s employment with the Company; (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, Executive’s honest and good faith advice, assistance, support, information, judgment and knowledge with respect to matters that Executive was responsible for or involved with during Executive’s employment with the Company; (iii) to cooperate with the Company in connection with any defense, prosecution, filings, investigations, or proceedings or other legal matters in which Executive may be involved as a party and/or relevant witness and/or possess or may possess relevant information; and (iv) to cooperate with the Company in connection with any and all legal matters relating to the Company and its past and present employees, managers, directors, officers, administrators, agents, and attorneys in which Executive may be called as an involuntary witness, affiant or declarant (including, but not limited to, by subpoena or other compulsory process served by any third-party), including, without limitation, by providing the Company written notice of such subpoena or other compulsory process served on Executive within forty-eight (48) hours of service. The Company agrees to reimburse Executive for reasonable expenses incurred by Executive in connection with cooperation provided pursuant to this Section 17, provided such expenses are pre-approved in writing by the Company and consistent with operative Company policies and practices pertaining to reimbursement of expenses. The Company also agrees to pay Executive for his time reasonably incurred cooperating with the Company pursuant to this Section 17 at an hourly rate determined by dividing his annual base salary immediately prior to the Separation Date, by 52, and then further by 40. Any such cooperation pursuant to this Section 17 will also take into account Executive’s professional commitments and scheduling to the extent reasonably practicable.
(b)Executive acknowledges and agrees that Executive’s cooperation under this Section 17 with respect to any current or future legal or threatened legal action or proceeding or other matter pertaining to, arising out of, or relating to Executive’s employment with the Company, including any and all written or oral communications with Company’s counsel regarding the same, will be treated and maintained as strictly confidential, and as privileged under the attorney-client privilege and, with respect to any work performed at the direction of counsel, the attorney work product doctrine.
(c)In connection with the matters described in this Section 17, Executive agrees to truthfully communicate and be represented by, and provide requested information to the Company’s legal counsel, to fully cooperate and work in good faith with such legal counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon you, any depositions, interviews, written or oral responses, appearances or other legal matters or proceedings, and to testify truthfully and honestly with respect to any such matters.
18.No Admission of Wrongdoing. Neither by offering to make nor by entering into this Agreement, does the Company Group, its subsidiaries, or affiliated entities, any Company Party, or Executive admit any liability, wrongdoing, failure of performance, or violation of any law, statute, regulation, or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of resolving all matters of any kind whatsoever concerning the Executive’s employment and the separation of the Executive’s employment from the Company Group.

19.Entire Agreement. This Agreement, the Offer Letter, the Indemnification Agreement, the Award Agreements, the Non-Competition Agreement, and the Key Employee Incentive Plan and KEIP Awards thereunder constitute the entire agreement between the Parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.
20.Governing Law; Dispute Resolution. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law. Any dispute arising out of, or relating to, this Agreement shall be resolved in accordance with Sections 10 and 12 of the NonCompetition Agreement, which sections are hereby incorporated by reference; provided, however, that for the avoidance of doubt, for any disputes arising out of or relating to this Agreement or of the Non-Competition Agreement, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to seek specific performance and injunctive or other equitable relief in a federal or state court in Texas, without the necessity of posting a bond or proving actual damages.
21.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, agreements, instruments, and other documents shall be deemed to refer to such laws, regulations, agreements, instruments, and other documents as they may be amended, supplemented, modified, and restated from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof’, “hereunder”, and other compounds of the word “here” shall refer to the entire Agreement, including all exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
22.Assignment; Successors. Except as provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against Executive, each Company Party and their respective successors, heirs, executors, permitted assigns and representatives, as the case may be; provided, however, that the Company Group has the right to assign this Agreement, including to any successor, but Executive does not.

23.No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
24.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
25.Section 409A. This Agreement and the payments provided hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company Group makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company Group or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
26.Consideration and Revocation Period. Executive may take up to twenty-one (21) days from the date upon which the Company Group delivers this Agreement to the Executive to consider, sign, and return this Agreement to the Company Group, care of Andrew Wright, Chief Administrative Officer, at 1780 Hughes Landing Blvd., Suite 800, The Woodlands, TX (e-mail: andrew.wright@talenenergy.com). In addition, Executive may revoke the Agreement after signing it within seven (7) days of signing this Agreement, as further discussed in Section 9 of this Agreement. This Agreement shall become effective on the eighth day after Executive signs and returns it, without having revoked the Agreement during that period (the “Effective Date”). In the event that Executive does not sign this Agreement within twenty-one (21) days of the Separation Date, this Agreement will be null and void and Executive will not be entitled to receive the Severance Payment and Benefits referred to in Section 3.
[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below with the intent to be legally bound.

JOHN CHESSER
/s/ John Chesser
John Chesser

TALEN ENERGY CORPORATION

By:	/s/ Andrew Wright
Name:	Andrew Wright
Title:	Chief Administrative Officer
SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS